Exhibit 99.1

Contacts:
Lawrence D. Firestone	Annie Leschin/Brooke Deterline
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
lawrence.firestone@aei.com	ir@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES $75 MILLION SHARE REPURCHASE AUTHORIZATION
Fort Collins, Colo., December 27, 2007 – Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced that the Board of Directors has authorized the company to repurchase up to $75 million of its common stock over the next twelve months. Purchases under the program may be made from time-to-time in the open market, through privately negotiated transactions, through block trades, Rule 10b5-1 trading plans or other available means. There is no minimum number of shares to be repurchased under the program and the program may be discontinued at any time. As of September 30, 2007, the company had approximately $185 million in cash, cash equivalents and marketable securities and approximately 45.3 million common shares outstanding.
About Advanced Energy
Advanced Energy® develops innovative power and control technologies that enable high-growth, plasma thin-film manufacturing processes worldwide, including semiconductors, flat panel displays, data storage products, solar cells, architectural glass, and other advanced product applications. Advanced Energy® also develops grid connect inverters for the solar energy market.
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements about the company’s implementation of its stock repurchase program. Forward-

looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include the fact that there is no minimum number of shares that may be repurchased under the stock repurchase program and that the company may discontinue the repurchase program at any time. Further, any purchases under the program will depend upon the availability of cash, as well as prevailing general economic and stock market conditions. Risks related to the company are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.